EXHIBIT 35.1

World Omni Financial Corp.

Servicer Compliance Statement

Pursuant to Item 1123

of Regulation AB

I, Victor A. De Jesus, do hereby certify that I am the Vice President and Chief Financial Officer of World Omni Financial Corp., a Florida corporation, and further certify on behalf of World Omni Financial Corp. in its capacity as servicer (the “Servicer”) under the Exchange Note Servicing Supplement 2009-A to the Closed-End Servicing Agreement, dated as of November 12, 2009 (the “Exchange Note Servicing Supplement”), among World Omni Automobile Lease Securitization Trust 2009-A, as Issuing Entity, World Omni Auto Leasing LLC, as Depositor, and the Servicer, as follows:

(i)        A review of the activities of the Servicer during the period covered by the issuing entity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Reporting Period”), and of its performance under the Exchange Note Servicing Supplement, has been made under my supervision.

(ii)        To the best of my knowledge, based on the review described above, the Servicer has fulfilled all of its obligations under the Exchange Note Servicing Supplement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, I have hereunto set my hand as of March 18, 2010.

WORLD OMNI FINANCIAL CORP.

By:	/s/ Victor A. De Jesus
Name: Victor A. De Jesus
Title: Vice President, Finance and Administration / Chief Financial Officer